Exhibit 99.1

Source:  CombiMatrix Corporation

COMBIMATRIX RECEIVES COMMITMENTS FOR

$8.25 MILLION IN REGISTERED DIRECT OFFERING

MUKILTEO, Wash., April 29, 2009 (GLOBENEWSWIRE) — CombiMatrix Corporation (Nasdaq: CBMX) announced today that is has obtained commitments from a group of select investors to purchase up to $8.25 million of its common stock and warrants in a registered direct offering.  Under the terms of the transaction, CombiMatrix will sell approximately 1.1 million units for $7.50 per unit.  Each unit will consist of one share of CombiMatrix common stock and one warrant, each warrant to purchase one share of common stock at an exercise price of $9.00 per share. The warrants may be exercised beginning six months after the offering and have a term of five years.  The warrants will be callable under certain conditions. The closing of the offering is expected to take place on or about May 1, 2009, subject to the satisfaction of customary closing conditions.  The units are being offered and sold by the Company pursuant to an effective shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.  Proceeds from the offering, net of placement agent fees and expenses, are expected to be approximately $7.57 million. Emerging Growth Equities, Ltd. served as the placement agent for the offering, and The Benchmark Company, LLC acted as a selected dealer.

“We are pleased, that despite a difficult financing environment, there is sufficient interest in our company from investors.  This financing strengthens our balance sheet and should enable us to continue expanding our leading portfolio of array based diagnostic tests as well as our growing sales and marketing activities.  We also hope to further strengthen our balance sheet upon receipt of the $36 million judgment from National Union in the future,” said Dr. Amit Kumar, President and CEO of CombiMatrix Corporation.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state of jurisdiction.  The shares of common stock and warrants may only be offered by means of a prospectus supplement.  Copies of the prospectus supplement and the related base prospectus may be obtained at the Securities and Exchange Commission web site at http://www.sec.gov, or from CombiMatrix Corporation, 6500 Harbour Heights Parkway, Suite 303, Mukilteo, Washington 98275, Attention: Investor Relations.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology and defense and homeland security markets, as well as in other potential markets where our products and services could be utilized. The technologies we have developed include a platform technology to rapidly produce user-defined, in-situ synthesized, oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins. This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology. Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs. Combimatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis.  CMDX functions primarily as a diagnostics reference laboratory.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985 CBMX (2269).  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory, and competitive developments, and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations, and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Media Contact:

Mark Sahl, Lazar Partners

(646) 871-8485

msahl@lazarpartners.com

Investor Relations Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010